EXHIBIT 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical to Present at the Sidoti & Company 16th Annual Institutional Investor Forum

Warsaw, Indiana, March 13, 2012 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today that Fred L. Hite, Senior Vice President and Chief Financial Officer, is scheduled to present at the Sidoti & Company 16th Annual Institutional Investor Forum in New York City.

Event: Sidoti & Company 16th Annual Institutional Investor Forum

Date: Tuesday, March 20, 2012

Time: 10:00 am ET

There will not be a webcast of the presentation, however, the conference will allow institutional investors to meet with Symmetry. Chris W. Huntington, Chief Operating Officer of Symmetry Surgical, the Company’s hospital direct subsidiary, will also be in attendance.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

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